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                                                                       EXHIBIT 5

                               FAEGRE & BENSON LLP
                2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-3901



                                December 18, 2002


Board of Directors
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344


         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 200,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Stellent, Inc., a Minnesota corporation (the "Company"), pursuant to the Company's 1997 Director Stock Option Plan, as amended and restated, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                 Very truly yours,

                                                 /s/ Faegre & Benson LLP
                                                 FAEGRE & BENSON LLP